Exhibit 10.1
AMENDMENT TO
COMPENSATION AND BENEFITS ASSURANCE AGREEMENT
     THIS AMENDMENT TO COMPENSATION AND BENEFITS ASSURANCE AGREEMENT (the “Amendment”) is made and entered into as of December 17, 2010, by and between LANCE, INC., a North Carolina corporation (the “Company”), and GLENN A. PATCHA (the “Executive”).
Statement of Purpose
     The Company and Executive entered into an Amended and Restated Compensation and Benefits Assurance Agreement dated April 24, 2008 (the “Agreement”). The purpose of this Amendment is to amend the Agreement to provide for certain post-employment covenants by Executive and provide for additional cash severance benefits to Executive.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree that the Agreement is amended effective as of the date hereof as follows:
1.	Section 4(c)(ii) of the Agreement is amended to read as follows:

“(ii)	A lump-sum cash amount equal to the sum of:
(A)	three (3) multiplied by the Executive’s Base Salary in effect upon the date of the Qualifying Termination or, if greater, by Executive’s Base Salary in effect immediately prior to the occurrence of the Change in Control, plus

(B)	three and one-half (3.5) multiplied by the greater of (I) Executive’s annual bonus actually earned by Executive (whether or not deferred) during the bonus plan year which ended immediately prior to the Qualifying Termination or (II) Executive’s then-current target bonus opportunity (stated in terms of a percentage of Base Salary) established under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, for the incentive plan year in which the date of Executive’s Qualifying Termination occurs, plus
2.	The following new Section 21 is added to the Agreement:
“21.	Covenant Not to Compete.
     (a) Executive and the Company understand and agree that the purpose of this Section 21 is solely to protect the Company’s legitimate business interests, including, but not limited to, the Company’s business relationships and goodwill, its confidential information and trade secrets, and the Company’s competitive advantage within its industry.

     (b) Executive understands that the Company is headquartered in North Carolina and that the Company operates its business across the United States including in states that permit post-termination non-compete covenants. To the fullest extent permitted by any applicable state law, Executive agrees to be subject to the restrictive covenants set forth in this Section 21.
     (c) During Executive’s employment with the Company, and for the period of three (3) years immediately following a Qualifying Termination, Executive shall not, without the prior written consent of the Company, directly or indirectly, obtain or hold a Sandwich Cracker Competitive Position with a Competitor in the Restricted Territory, as these terms are defined herein.
     (d) During Executive’s employment with the Company, and for the period of twelve (12) calendar months immediately following a Qualifying Termination, Executive shall not, without the prior written consent of the Company, directly or indirectly, obtain or hold a Private Label/Kettle Cooked Potato Chip Competitive Position with a Competitor in the Restricted Territory as these terms are defined herein.
     (e) For purposes of this Section 21, the following definitions apply:
(i)	A “Sandwich Cracker Competitive Position” means any employment with or service to be performed (whether as owner, member, manager, lender, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise) for a Competitor in which Executive will hold a position, will have duties, or will perform or be expected to perform services for such Competitor, in connection with the sale of Sandwich Cracker snacks (as that term is used within the Company’s business).

(ii)	A “Private Label/Kettle Cooked Potato Chips Competitive Position” means any employment with or service to be performed (whether as owner, member, manager, lender, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise) for a Competitor in which Executive will hold a position, will have duties, or will perform or be expected to perform services for such Competitor, in connection with the sale of (1) private label cookies and crackers, or (2) kettle cooked chips.

(iii)	A “Competitor” means any third-party (1) whose business is the same as or substantially similar to the business of the Company or major segment thereof, or (2) who owns or operates, intends to own or operate, or is preparing to own or operate a subsidiary, affiliate, or business line or business segment whose business is or is expected to be the same as or substantially similar to the Company’s business or major segment thereof.

(iv)	The “Restricted Territory” means all states in the United States of America in which the Company currently sells its products.

(v)	Executive shall be deemed to be in a Competitive Position with a Competitor in the Restricted Territory, if Executive obtains or holds a Competitive Position with a Competitor that conducts its business within the Restricted Territory (and Executive’s responsibilities relate to that Competitor’s business in the Restricted Territory), even if Executive’s residence or principal place of work is not within the Restricted Territory.
     (f) Notwithstanding the foregoing, Executive may, as a passive investor, own capital stock of a publicly held corporation, which is actively traded in the over-the-counter market or is listed and traded on a national securities exchange, which constitutes or is affiliated with a Competitor, so long as Executive’s ownership is not in excess of five percent (5%) of the total outstanding capital stock of the Competitor.
     (g) Executive acknowledges and agrees that (i) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; (ii) should any part or provision of any covenant be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement; and (iii) if any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities, or definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be redefined to carry out the Company’s and Executive’s intent in agreeing to these restrictive covenants. These restrictive covenants shall be construed as agreements independent of any other provision in this Agreement and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these restrictive covenants.
     (h) Notwithstanding any provision herein to the contrary, in the event of any actual or threatened breach by Executive of the provisions of this Section 21, the Company shall have the right to recover from Executive from the prior cash Severance Benefits paid to Executive as set forth in Section 4(c) an amount determined by the Company not to exceed two million dollars ($2,000,000). Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies for such breach or threatened breach, including the recovery of monetary damages from Executive.”
3. Except as expressly or by necessary implication amended hereby, the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer, and Executive has hereunto set his hand, all as of the day and year first above written.

“Company”

LANCE, INC.

By	/s/ Kevin A. Henry

	Name:	Kevin A. Henry

	Title:	Chief HR Officer

“Executive”

/s/ Glenn A. Patch

Glenn A. Patcha